Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THORATEC CORPORATION,
THOMAS MERGER SUB I, INC.,
THOMAS MERGER SUB II, INC.,
and
HEARTWARE INTERNATIONAL, INC.
Dated as of
FEBRUARY 12, 2009

 i

 ii

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Incentive Agreement
Exhibit C	Parent Tax Representation Letter
Exhibit D	Company Tax Representation Letter
Exhibit E	FIRPTA Affidavit

 iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) dated as of February 12, 2009 among HeartWare International, Inc., a Delaware corporation (the “Company”), Thoratec Corporation, a California corporation (“Parent”), Thomas Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Thomas Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary Two”). Each of the Company, Parent, Merger Subsidiary and Merger Subsidiary Two are referred to herein as a “Party” and together as the “Parties.”
RECITALS
     WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for (i) the merger, in accordance with Delaware Law, of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the corporation surviving the Merger (the “Intermediate Surviving Corporation”) and (ii) if the Continuity Percentage equals or exceeds the Reorganization Threshold, immediately following the Merger, the merger, in accordance with Delaware Law, of the Intermediate Surviving Corporation with and into Merger Subsidiary Two (the “Second Merger” and, together with the Merger, the “Mergers”), with Merger Subsidiary Two continuing as the corporation surviving the Second Merger (the “Surviving Corporation” and, together with the Intermediate Surviving Corporation, the “Surviving Corporations”), (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and (c) resolved and, subject to Section 6.04(b), agreed to recommend adoption of this Agreement by the Company Stockholders;
     WHEREAS, the Boards of Directors of each of Parent, Merger Subsidiary and Merger Subsidiary Two has approved this Agreement and declared it advisable for Parent, Merger Subsidiary and Merger Subsidiary Two, respectively, to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and the Company are entering into a Loan Agreement, an Escrow Agreement and an Investor’s Rights Agreement (the "Loan Documents”) pursuant to which Parent has agreed to place certain funds into escrow and to loan those funds to the Company on the terms set forth in the Loan Documents;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the Company Stockholders are entering into agreements (the “Support Agreements”) pursuant to which such Company Stockholders have agreed, among other things, to vote the shares of Company Stock held by such Company Stockholders in favor of the Merger, subject to the terms of the Support Agreements;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are entering into separation benefit agreements and non-competition agreements with Parent;
     WHEREAS, concurrently with the execution and delivery of this Agreement, certain employees of the Company are entering into retention bonus agreements (the “Incentive Agreements”) with the Company;
     WHEREAS, the Company, Parent, Merger Subsidiary and Merger Subsidiary Two intend that, in the event the Continuity Percentage equals or exceeds the Reorganization Threshold, the Mergers, taken together, will qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code, subject to the limitations set forth in this Agreement; and
     WHEREAS, the Company, Parent, Merger Subsidiary and Merger Subsidiary Two desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.
AGREEMENT
     NOW, THEREFOR, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to, whether in a single transaction or series of related transactions, (A) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or over twenty percent (20%) of any class of equity or voting securities of the Company or of any of its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole.

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.
     “Applicable Law” means, with respect to any Person, any federal (including United States or Australian), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
     “ASIC” means the Australian Securities and Investments Commission.
     “ASTC” means ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.
     “ASX” means ASX Limited ACN 008 624 691 or the Australian Securities Exchange, as the context requires.
     “Australian Company Subsidiary” means HeartWare Limited ABN 34 111 970 257.
     “Average Parent Stock Price” means an amount equal to the volume weighted average of the per share daily closing prices of one share of Parent Stock on NASDAQ, as such closing stock prices are reported by the Wall Street Journal, for the twenty (20) consecutive trading days ending on and including the Measurement End Date.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Capital Expenditure and Loan Proceeds Budget” means the capital expenditure and loan proceeds budget regarding the projected capital expenditures of the Company and its Subsidiaries and the intended uses of funds borrowed by the Company under the Loan Documents, as provided by the Company to Parent on the date hereof.
     “CDIs” means CHESS Depositary Interests representing shares of Company Stock (in the ratio of one (1) share of Company Stock to thirty five (35) CDIs).
     “CDN” means CHESS Depositary Nominees Pty Ltd ACN 071 346 506.
     “CHESS” means the clearing house electronic sub-register system of share transfers operated by ASTC.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof, including the Company Schedule of Options, regarding this Agreement that has been provided by the Company to Parent.

     “Company Group” means the Company, the Australian Company Subsidiary and any of their respective Subsidiaries.
     “Company Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are development stage companies at a similar stage of development as the Company and its Subsidiaries) on the Company and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Company’s common stock or CDIs in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Company with its obligations under, this Agreement, or (B) would prevent the Company from consummating, or materially delay, the Merger.
     “Company Stock” means the common stock, $0.001 par value, of the Company (including common stock in respect of which CDIs have been issued).
     “Company Stock Award Amount” means an amount, rounded to the nearest whole cent, equal to $$30.19.
     “Company Stock Award Exchange Ratio” means 1.1499.
     “Company Stockholders” means the holders of Shares and the holders of CDIs.
     “Corporations Act” means the Australian Corporations Act 2001 (Cth), as amended and the Corporations Regulations made under it.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar ownership interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Expenses” means all out-of-pocket costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Company Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations, and all other matters related to the Mergers and the other transactions contemplated by this Agreement.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “knowledge” of (i) the Company means the actual knowledge, after reasonable inquiry, of each of Messrs. Doug Godshall, David McIntyre and Jeff LaRose, and (ii) Parent means the actual knowledge, after reasonable inquiry, of each of Messrs. Gary Burbach, David Smith and David Lehman.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, or other adverse claim of any kind in respect of such property or asset.
     “Measurement End Date” means the fifth (5th) trading day prior to, but not including, the Closing Date.
     “NASDAQ” means The NASDAQ Stock Market.
     “Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
     “Parent Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Parent and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Parent and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are at a similar stage of development as Parent and its Subsidiaries) on Parent and its Subsidiaries, taken as a whole,

(iii) any change in the trading price or trading volume of Parent’s common stock in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by Parent with its obligations under, this Agreement or (B) would prevent Parent, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delay, the Merger.
     “Parent Stock” means the common stock, no par value, of Parent.
     “Permitted Investments” means (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by Moody’s Investor Service, Inc. or Standard & Poor’s rating Group or (iv) any money market or similar account invested primarily in obligations of the type set forth in the foregoing clauses (i) through (iii).
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Redomicile” means the transactions effecting the redomicile of the Company Group from Australia to the United States, as described in the Company Group’s Information Memorandum dated and lodged with ASX on September 22, 2008.
     “Registered IP” means an item of Intellectual Property that is issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal) which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the Company Stockholders than the transactions provided for in this Agreement

(including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal), in each case with respect to clauses (a) and (b), taking into account all of the terms and conditions of such Acquisition Proposal, including the Third Party making such Acquisition Proposal and the legal, financial, regulatory and other aspects of such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances.
     “Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Antitrust Division	6.06(a)
Adverse Recommendation Change	6.04(a)
Adverse Recommendation Change Fee	8.03(a)
Agreement	Preamble
Aggregate Reorganization Consideration Closing Value	6.11(b)
Aggregate Stock Consideration Closing Value	6.11(b)
ASX Listing Rules	4.03
Australian Prospectus	6.03(a)
Bankruptcy and Equity Exceptions	4.02(a)
Book-Entry Shares	2.04
Cancelled Company Option	2.03(b)
Cash Consideration	2.02(b)
Certificate of Merger	2.01(c)
Certificate	2.04
Change of Control Payment Plan	6.09(a)
Closing	2.01(b)
Closing Date	2.01(b)
COBRA	4.16(e)
Company	Preamble
Company ASX Documents	4.07(a)
Company Benefit Plan	4.16(a)
Company Board Recommendation	4.02(b)
Company Contributor	4.18(c)
Company ESOP	2.03(b)
Company Financial Statements	4.08
Company Incentive Option	2.03(a)
Company Intellectual Property	4.17(c)
Company Option	2.03(b)
Company Permits	4.12(a)
Company Preferred Stock	4.05(a)
Company Proxy Statement	4.10
Company Public Documents	4.07(a)
Company Registered Copyrights	4.17(b)

Term	Section
Company Registered IP	4.17(b)
Company Registered Marks	4.17(b)
Company Registered Patents	4.17(b)
Company Schedule of Options	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Awards	2.03(c)
Company Stock-Based Award	2.03(c)
Company Stock Plan	2.03(f)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.03(d)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	8.03(a)
Confidentiality Agreement	6.04(d)
Continuing Employees	6.09(a)
Continuity Percentage	6.11(b)
Contract	4.04
Copyrights	4.17(a)
Dissenting Share	2.02(b)
Dissenting Stockholders	2.02(b)
Effective Time	2.01(c)
Environmental Law	4.18(a)
Environmental Permit	4.18(a)
ERISA Affiliate	4.16(d)
Excess Parent Stock	2.02(e)
Exchange Agent	2.04
Exchange Fund	2.04
FDA	4.12(b)
FTC	6.06(a)
Hazardous Substances	4.18(a)
In Licensed Company IP Agreements	4.17(f)
Incentive Agreements	Recitals
Indebtedness	4.05(c)
Indemnified Person	6.10(c)
Insurance Policy	4.20
Intellectual Property	4.17(a)
Intermediate Surviving Corporation	Recitals
IRS	4.16(a)
Leased Property	4.21(a)
Loan Documents	Recitals
Marks	4.17(a)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	2.02(b)
Mergers	Recitals

Term	Section
Merger Subsidiary	Preamble
Merger Subsidiary Two	Preamble
NHA	4.12(a)
Outside Date	8.01(b)
Parent	Preamble
Parent Financial Statements	5.07
Parent Incentive Option	2.03(a)
Parent Permits	5.09(a)
Parent Preferred Stock	5.05(a)
Parent SEC Documents	5.06
Parent Stock Closing Price	6.11(b)
Party	Preamble
Parties	Preamble
Patents	4.17(a)
Permitted Liens	4.21(c)
PHIA	4.12(a)
Property Leases	4.21(b)
Registration Statement	5.08(a)
Regulatory Approval	6.05(a)
Reorganization Threshold	6.11(b)
Representatives	6.04(a)
Reset Notice	2.02(c)
Second Merger	Recitals
Second Merger Certificate of Merger	2.01(d)
Second Merger Effective Time	2.01(d)
Share	2.02(b)
SSA	4.12(a)
Stock Consideration	2.02(b)
Support Agreements	Recitals
Surviving Corporation	Recitals
Surviving Corporations	Recitals
Taxes	4.15(m)
Tax Representation Letters	6.11(a)
Tax Return	4.15(m)
TGA	4.12(b)
Top-Up Notice	2.02(c)
Trade Secrets	4.17(a)
Treasury Shares	2.02(d)
Walk-Away Notice	2.02(c)
Walk-Away Price	2.02(c)
WARN Act	4.16(h)
     Section 1.02. Other Definitional and Interpretative Provisions. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

     (a) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
     (b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     (c) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “$” or “dollars” refer to U.S. dollars unless otherwise noted.
     (d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Words importing one gender include the other gender. References to any Person include the successors and permitted assigns of that Person.
     (e) References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law, and references to any Applicable Law shall be deemed to include references to any rules or regulations promulgated, or statutory instruments issued, thereunder.
     (f) To the extent this Agreement refers to information or documents to be made available, delivered or provided by the Company to Parent, Merger Subsidiary or Merger Subsidiary Two, the Company shall be deemed to have satisfied such obligation if the Company or any of its Representatives has made such information or document available by (i) posting such information or document prior to the date of this Agreement to the “electronic data room” maintained by the Company and accessible by Parent and its Representatives for purposes of the transactions contemplated by this Agreement or (ii) delivering such information or document to Parent or its Representatives prior to the date of this Agreement.
     (g) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
The Mergers
     Section 2.01. The Mergers. (a) The Mergers. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the Intermediate

Surviving Corporation. If, and only if, the Continuity Percentage equals or exceeds the Reorganization Threshold, immediately following the Effective Time, the Intermediate Surviving Corporation shall be merged with and into Merger Subsidiary Two in the Second Merger, whereupon the separate existence of the Intermediate Surviving Corporation shall cease, and Merger Subsidiary Two shall continue as the Surviving Corporation. For the avoidance of doubt, if the Continuity Percentage is less than the Reorganization Threshold, the Parties shall not, and shall have no obligation to, consummate the Second Merger pursuant to this Agreement.
     (b) The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 9:00 a.m. (Pacific time), no later than the third (3rd) Business Day following the satisfaction of the conditions set forth in Article 7 (other than (A) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (B) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”
     (c) The Merger. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the effective time in the Certificate of Merger (the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Intermediate Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Intermediate Surviving Corporation.
     (d) The Second Merger. If, and only if, the Continuity Percentage equals or exceeds the Reorganization Threshold, at the Closing, immediately following the consummation of the Merger, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger (the "Second Merger Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, Delaware Law. The Second Merger shall become effective at such time as the Second Merger Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the effective time in the Second Merger Certificate of Merger (the “Second Merger Effective Time”); provided, however, that in no event shall the Second Merger Effective Time precede the Effective Time. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Second Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Intermediate Surviving Corporation and Merger Subsidiary Two shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Intermediate Surviving Corporation and Merger Subsidiary Two shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or Merger Subsidiary Two or the holders of any shares of capital stock of the Company, Parent or Merger Subsidiary:
     (a) Merger Subsidiary Common Stock. Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Intermediate Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Intermediate Surviving Corporation.
     (b) Company Stock. Subject to Section 2.02(e), each share of Company Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Treasury Shares that will be cancelled in accordance with Section 2.02(d) and any shares of Company Stock (“Dissenting Shares”) which are held by Company Stockholders exercising appraisal rights in accordance with Section 262 of the Delaware Law (“Dissenting Stockholders”)) shall automatically be converted into the right to receive (i) $14.30 in cash, without interest (the “Cash Consideration”) and (ii) 0.6054 validly issued, fully paid and non-assessable shares of Parent Stock, subject to the adjustments set forth in Section 2.02(c) (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).
     (c) Adjustments to Stock Consideration. Notwithstanding the foregoing:
     (i) If the Average Parent Stock Price is less than or equal to $18.38 (the “Walk-Away Price”), the Company shall have the right to give written notice to Parent (a “Walk-Away Notice”), of the Company’s election to terminate this Agreement in accordance with Section 8.01(d)(iii) hereof. Any Walk-Away Notice shall be delivered to Parent no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following the Measurement End Date. If the Company delivers a timely Walk-Away Notice, Parent shall have the right to give written notice to the Company (the “Top-Up Notice”), of Parent’s election to increase (A) the per share Stock Consideration otherwise payable hereunder to a number of shares of Parent Stock equal to (i) the product of (x) the Stock Consideration, (y) $26.25 and (z) seventy percent (70%) divided by (ii) the Average Parent Stock Price and (B) the Company Stock Award Exchange Ratio to (i) the product of (x) the Company Stock Award Exchange Ratio, (y) $26.25 and (z) seventy percent (70%) divided by (ii) the Average Parent Stock Price. Any Top-Up Notice shall be delivered to the Company no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following delivery to Parent of the Walk-Away Notice. In the event that Parent delivers a Top-Up Notice in response to a duly delivered Walk-Away Notice in accordance with this Section 2.02(c)(i), (1) the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01(d)(iii) and (2) for all purposes under this Agreement, the Stock Consideration and the Company Stock Award Exchange Ratio shall mean the Stock Consideration and the Company Stock Award Exchange Ratio as adjusted pursuant to this Section 2.02(c)(i).

     (ii) If the Average Parent Stock Price is greater than or equal to $34.13, Parent shall have the right to give written notice to the Company (a “Reset Notice”), of Parent’s election to decrease (A) the per share Stock Consideration otherwise payable hereunder to a number of shares of Parent Stock equal to (i) the product of (x) the Stock Consideration, (y) $26.25 and (z) one hundred thirty percent (130%) divided by (ii) the Average Parent Stock Price and (B) the Company Stock Award Exchange Ratio to (i) the product of (x) the Company Stock Award Exchange Ratio, (y) $26.25 and (z) one hundred thirty percent (130%) divided by (ii) the Average Parent Stock Price. Any Reset Notice shall be delivered to the Company no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following the Measurement End Date. In the event that Parent delivers a Reset Notice in accordance with this Section 2.02(c)(ii), for all purposes under this Agreement, the Stock Consideration and the Company Stock Award Exchange Ratio shall mean the Stock Consideration and the Company Stock Award Exchange Ratio as adjusted pursuant to this Section 2.02(c)(ii).
     (d) Treasury Shares. Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Subsidiary or Merger Subsidiary Two immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (e) Treatment of Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Stock will be issued and, in lieu of any fractional share of Parent Stock that otherwise would be issuable pursuant to the Merger, each holder of Shares (and, to the extent applicable, CDIs) who otherwise would be entitled to receive a fraction of a share of Parent Stock pursuant to the Merger will be paid an amount in cash, without interest, in lieu thereof equal to such holder’s proportionate interest in the net proceeds from the sale or sales by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Stock that such holder otherwise would be entitled to receive. As soon as practicable following the completion of the Merger, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Stock issuable to the former holders of Shares pursuant to the Merger including fractional shares, over (ii) the aggregate number of whole shares of Parent Stock to be distributed to former holders of Shares (and, to the extent applicable, CDIs) (such excess being collectively called the “Excess Parent Stock”). The Exchange Agent shall, as promptly as reasonably practicable following the Effective Time (and in any event within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Stock has been received by the Exchange Agent), sell the Excess Parent Stock on NASDAQ at the then prevailing prices on NASDAQ and such sales shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares (and, to the extent applicable, CDIs) to whom fractional shares of Parent Stock otherwise would have been issued in the Merger, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares (and, to the extent applicable, CDIs) in respect of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.
     (f) Changes in Capitalization. If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Awards to purchase shares of Company Stock, the Cash Consideration, the Stock Consideration, the Company Stock Award Amount and the Company Stock Award Exchange Ratio and any other amounts payable pursuant to this Agreement shall be adjusted appropriately to account for such change.
     (g) Limitation on Issuance of Parent Stock. Notwithstanding any provision to the contrary in this Agreement, if the Company delivers a Walk-Away Notice and Parent elects to deliver a Top-Up Notice in response thereto, and, as a result of Parent’s delivery of such Top-Up Notice, after giving effect to the increase in the Stock Consideration and the Company Stock Award Exchange Ratio that would result therefrom in accordance with Section 2.02(c)(i), the issuance of shares of Parent Stock and Parent Incentive Options in connection with the transactions contemplated by this Agreement would require the approval of Parent’s stockholders under NASDAQ Marketplace Rule 4350, then (i) the per share Stock Consideration shall be reduced to a number of shares of Parent Stock such that the aggregate number of shares of Parent Stock issued or to be issued in connection with the transactions contemplated by this Agreement shall be equal to the maximum number of shares of Parent Stock that may be issued without requiring the approval of Parent’s stockholders under NASDAQ Marketplace Rule 4350, and, for all purposes under this Agreement, the Stock Consideration shall mean the Stock Consideration as so adjusted and (ii) the per share Cash Consideration shall be increased by an amount equal to the product of (A) the number of shares by which the per share Stock Consideration has been reduced pursuant to the preceding Section 2.02(g)(i) and (B) the Average Parent Stock Price.
     Section 2.03. Treatment of Options and Other Equity-Based Awards. (a) Unvested Incentive Stock Options. The terms of outstanding options to purchase shares of Company Stock granted or issued under incentive option agreements or similar arrangements with directors, employees or consultants of the Company or under the HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors or the HeartWare International, Inc. 2008 Stock Incentive Plan (each, a “Company Incentive Option”) shall be adjusted as necessary to provide that, at the Effective Time, each Company Incentive Option that is unvested and outstanding immediately prior to the Effective Time, including each Company Incentive Option issued prior to the Effective Time in accordance with Section 6.01(c)(i)(B), shall cease to represent the right to acquire shares of Company Stock and shall instead be converted into, and deemed to constitute, an option to acquire, on the same terms and conditions as were applicable under such Company Incentive Option, a number of shares of Parent Stock (each, a “Parent Incentive Option”) equal to the product of (a) the number of shares of Company Stock represented by such unvested Company Incentive Option and (b) the Company Stock Award Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Stock and such Parent Incentive Option shall have an exercise price per share (rounded up to the nearest cent) equal to (x) the per share exercise price specified in such Company Incentive Option divided by (y) the Company Stock Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Stock subject to each Parent Incentive Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and to the extent necessary to avoid treating the assumption of such Company Incentive Options as a grant of a new stock option under Section 409A of the Code, the exercise price of Parent Incentive Options shall be increased. For purposes of this Section 2.03(a), any exercise price for a Parent Incentive Option that is measured in Australian dollars shall be deemed to be converted to U.S. dollars for all purposes hereunder at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.
     (b) Vested Incentive Stock Options and Employee Stock Options. The terms of each outstanding vested Company Incentive Option and each outstanding option to purchase shares of Company Stock issued under the HeartWare International, Inc. Employee Stock Option Plan (each, a “Company ESOP” and, together with the Company Incentive Options, each, a “Company Option”) shall be adjusted as necessary to provide that, at or immediately prior to the Effective Time, each such Company Option, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time (each, a “Cancelled Company Option”) shall be cancelled and will convert into the right to receive a cash payment, without interest, equal to (i) the excess, if any, of the Company Stock Award Amount over the applicable exercise price per share of Company Stock of such Cancelled Company Option multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of each outstanding option to purchase shares of Company Stock issued under the HeartWare International, Inc. Employee Stock Option Plan) had such holder exercised such Cancelled Company Option in full immediately prior to the Effective Time. For purposes of this Section 2.03(b), any exercise price for a Company ESOP that is measured in Australian dollars shall be deemed to be converted to U.S. dollars for all purposes hereunder at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.
     (c) Stock-Based Awards. The terms of each right of any kind, contingent or accrued, to receive shares of Company Stock or benefits measured by the value of a number of shares of Company Stock, and each award of any kind consisting of shares of Company Stock, issued under the HeartWare International, Inc. Restricted Stock Unit Plan, the HeartWare International, Inc. 2008 Stock Incentive Plan or the HeartWare International, Inc. Employee Stock Option Plan (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Incentive Options and Company ESOPs (each, a “Company Stock-Based Award” and, together with the Company Incentive Options and Company ESOPs, the “Company Stock Awards”) shall be adjusted as necessary to provide that, at or immediately prior to the Effective Time, each such Company Stock-Based Award, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time shall be cancelled and will convert into the right to receive a cash payment, without interest, equal to the Company Stock Award Amount multiplied by the number of shares of Company Stock the holder of such Company Stock-Based Award would have received had such Company Stock-Based Award been fully earned, vested and exercisable and been exercised or settled immediately prior to the Effective Time.
     (d) Stock Award Consents. Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of Company Stock Awards and (ii) make any amendments to the terms of any Company Stock Plans that are necessary to give effect to the transactions contemplated by this Section 2.03. Notwithstanding any other provision of this Section 2.03, payment may be withheld in respect of any Company Stock Awards until any necessary consents are obtained.
     (e) Stock Award Notices. Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Awards setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Awards shall be treated in the manner set forth in this Section 2.03.
     (f) Termination of Company Stock Plans. The Company shall take such actions as are necessary to implement the provisions of this Section 2.03 and to ensure that, as of the Effective Time, (i) the HeartWare International, Inc. 2008 Stock Incentive Plan, HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors, HeartWare International, Inc. Employee Stock Option Plan, the HeartWare International, Inc. Restricted Stock Unit Plan and each other employee, director or consultant stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (each, a “Company Stock Plan”) shall terminate and (ii) no holder of a Company Stock Award or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, either Surviving Corporation or any of their Subsidiaries, except the right of holders of (x) Company Incentive Options to receive Parent Incentive Options in cancellation and settlement thereof accordance with Section 2.03(a) and (y) other Company Stock Awards to receive the applicable payment contemplated by this Section 2.03 in cancellation and settlement thereof.
     (g) Assumption of Incentive Options. Parent shall take such actions as are necessary for the assumption of the Company Incentive Options pursuant to Section 2.03(a), including the reservation, issuance and listing of Parent Stock as necessary to effectuate the transactions contemplated by Section 2.03(a). Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Stock subject to the Parent Incentive Options and, where applicable, shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Parent Incentive Options (and to maintain the current status of the prospectus contained therein) for so long as such Parent Incentive Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use all reasonable efforts to administer the stock plan governing such Parent Incentive Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Option Plan governing the Company Incentive Options complied with such rule prior to the Merger.
     Section 2.04. Exchange of Certificates Prior to the Effective Time, Parent shall appoint an agent of recognized standing reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of Merger Consideration. At the Effective Time,

Parent shall deposit or cause to be deposited, with the Exchange Agent for the benefit of holders of certificates representing outstanding Shares (each a “Certificate”) or uncertificated Shares represented by book-entry (including CDIs held on an issuer-sponsored subregister or CHESS subsregister, the “Book-Entry Shares”) certificates or, at Parent’s option, evidence of shares in book-entry form representing shares of Parent Stock and cash in an amount sufficient to pay the aggregate Merger Consideration paid pursuant to Section 2.02. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.05(g). All shares of Parent Stock, cash, dividends and other distributions deposited with the Exchange Agent pursuant to this Section 2.04 shall hereinafter be referred to as the “Exchange Fund”.
     Section 2.05. Exchange Procedures; Surrender and Payment. Promptly following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each Company Stockholder of record at the Effective Time (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate or Book Entry Share shall pass, only upon proper delivery of the completed letter of transmittal and any Certificate to the Exchange Agent) and (y) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.
     (a) Surrender of Certificates. Following the Effective Time, upon surrender of Certificates (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, in adherence with the applicable procedures set forth in the letter of transmittal, for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and signed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Shares or is otherwise required under Applicable Law.
     (b) Certificates Only Represent Right to Receive Merger Consideration. Each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration, without interest, or the right to demand to be paid the “fair value” of the Shares represented thereby as contemplated by Section 2.06. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.
     (c) Stock Transfer Books; Share Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of either Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to either Surviving Corporation or the Exchange Agent for transfer or transfer is sought for

Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article 2. In the event of a transfer of ownership of Shares (including Book-Entry Shares) which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.
     (d) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in Permitted Investments as directed by Parent on a daily basis from time to time. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent under this Article 2, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.
     (e) Return of Exchange Fund. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Section 2.05 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. None of Parent, the Surviving Corporations, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or either Surviving Corporation with respect to such Certificate, and upon the delivery to the Exchange Agent of a duly completed letter of transmittal in accordance with this Section 2.05, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without interest.
     (g) Dividends on Parent Stock. No dividends or other distributions with respect to shares of Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.02(e), shall be paid to the holder of any Certificates not surrendered or of any Book-Entry Shares not transferred until such Certificates or Book-Entry Shares are surrendered or transferred, as the case may be, as provided in this Section 2.05. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Parent Stock have been registered, (i) promptly following such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.02(e) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares of Parent Stock.
     (h) Withholding. Parent, Merger Subsidiary, Merger Subsidiary Two, the Surviving Corporations and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Awards or otherwise pursuant to this Agreement such amounts as Parent, Merger Subsidiary, Merger Subsidiary Two, such Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be paid over to the appropriate Governmental Authority in accordance with applicable Tax law and, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 2.06. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the Delaware Law, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 2.06) and shall entitle such Dissenting Stockholder only to be paid the “fair value” of such Dissenting Shares, in accordance with Section 262 of the Delaware Law, unless and until such Dissenting Stockholder (a) withdraws (in accordance with Delaware Law) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of “fair value” of Dissenting Shares prior to the Effective Time. The Company shall give Parent notice of any demand by a Dissenting Stockholder to be paid the “fair value” of its Dissenting Shares prior to the Effective Time, and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Delaware Law) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent solely the right to receive the Merger Consideration pursuant to this Article 2, without interest.
     Section 2.07. Conversion of Shares in the Second Merger. In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Intermediate Surviving Corporation or Merger Subsidiary Two or the holders of any shares of capital stock of Parent, the Intermediate Surviving Corporation or Merger Subsidiary Two, each share of common stock of the Intermediate Surviving Corporation and each share of common stock of Merger Subsidiary Two outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
ARTICLE 3
The Surviving Corporations
     Section 3.01. Certificates of Incorporation. (a) Certificate of Incorporation of the Intermediate Surviving Corporation. The Certificate of Incorporation of the Company shall be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Intermediate Surviving Corporation, until thereafter amended in accordance with Applicable Law.
     (b) Certificate of Incorporation of the Surviving Corporation. In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, and subject to Section 6.10(a), the Certificate of Incorporation of Merger Subsidiary Two shall be amended and restated as of the Second Merger Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Applicable Law.
     Section 3.02. Bylaws. (a) Bylaws of the Intermediate Surviving Corporation. The Bylaws of the Intermediate Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time.
     (b) Bylaws of the Surviving Corporation. In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, subject to Section 6.10(a), the Bylaws of the Surviving Corporation shall be amended and restated as of the Second Merger Effective Time to be identical to the Bylaws of Intermediate Surviving Corporation as in effect immediately prior to the Second Merger Effective Time.
     Section 3.03. Directors and Officers. (a) Directors and Officers of the Intermediate Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.
     (b) Directors and Officers of the Surviving Corporation. In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, from and after the Second Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Intermediate Surviving Corporation at the Second Merger Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Intermediate Surviving Corporation at the Second Merger Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company
     Except as set forth in the Company Disclosure Schedule (which sets forth in each section or subsection thereof a specific reference to the particular Section or subsection of this Agreement to which the information set forth in such section or subsection relates and which contains, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of the of the Company’s covenants contained herein; provided, that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face; provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect), the Company represents and warrants to Parent that:
     Section 4.01. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and all amendments thereto, as currently in effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.
     Section 4.02. Corporate Authorization. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of the outstanding shares of Company Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, Merger Subsidiary and Merger Subsidiary Two, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Applicable Laws relating to fraudulent transfers), reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).
     (b) (i) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has by unanimous vote of those present (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared its advisability and approved the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(b)) to recommend in accordance with Applicable Law that the holders of Company Stock vote in favor of the adoption of this Agreement (the “Company Board Recommendation”).
     Section 4.03. Governmental Authorization. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval, license, permit, order or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the applicable requirements of the Exchange Act (including the filing of the Company Proxy Statement), (ii) any applicable state securities, takeover or “blue sky” laws, (iii) applicable requirements of the Corporations Act or ASIC, (iv) applicable requirements of the official listing rules of ASX (the “ASX Listing Rules”) and (v) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the pre-merger notification requirements of the HSR Act, (c) the filing and recordation of the Certificate of Merger and the Second Merger Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such filings or notifications would not have a Company Material Adverse Effect.
     Section 4.04. Non-contravention. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, or any equivalent organizational or governing documents of any of its Subsidiaries as in effect on the date hereof, (b) assuming that all consents, approvals authorizations and other actions described in Section 4.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to the Company or of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.
     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of February 11, 2009 there are (i) 8,866,702 shares of Company Stock issued and outstanding, (ii) no shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company, (iii) 52,850 shares of Company Stock issuable upon exercise of outstanding Company Incentive Options, (iv) 645,524 shares of Company Stock issuable upon exercise of outstanding Company ESOPs, (v) 179,381 shares of Company Stock issuable pursuant to Company Stock-Based Awards and (vi) no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, 1,984,703 shares of Company Stock are reserved for issuance pursuant to the Loan Agreement. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list as of February 11, 2009 of each outstanding Company Option and Company Stock-Based Award, including, to the extent applicable, the holder thereof, date of grant, exercise price, vesting schedule, expiration date and number of shares of Company Stock subject thereto (the “Company Schedule of Options”).
     (b) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.05(a), there are no (i) shares of capital stock, voting securities or other Equity Interests of the Company, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company, (iii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) are referred to collectively as the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities. Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, from December 31, 2008 through the date of this Agreement, the Company has not issued any Company Securities.
     (c) As of the date of this Agreement, the aggregate Indebtedness of the Company and its Subsidiaries is less than $150,000. For purposes of this Agreement, “Indebtedness” means, without duplication, any (i) indebtedness of the Company and its Subsidiaries for borrowed money, (ii) obligations under any note, bond or other debt security, (iii) capitalized lease obligations of the Company and its Subsidiaries as determined in accordance with GAAP, (iv) outstanding obligations (e.g., unreimbursed draws) of the Company and its Subsidiaries with respect to letters of credit of the Company and its Subsidiaries, (v) obligations relating to interest, currency, and other hedging contracts and arrangements and (vi) guarantees of the Company and its Subsidiaries with respect to any of the foregoing.
     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of each of its Subsidiaries, and all amendments thereto, as currently in effect. None of the Subsidiaries of the Company is in violation of its organizational or governing documents. Section 4.06(a) of the Company Disclosure Schedule contains a complete list of all of the Subsidiaries of the Company.
     (b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, all of the outstanding Equity Interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) subscriptions, options, warrants, rights, calls, contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) are referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     Section 4.07. ASX Filings, SEC Filings and the Sarbanes-Oxley Act. (a) The Australian Company Subsidiary, and since the Redomicile, the Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under (i) the Corporations Act and the ASX Listing Rules (including the continuous disclosure requirements) and neither the Australian Company Subsidiary nor the Company, as applicable, has failed to make disclosure required by Rule 3.1 and/or 3.1B of the ASX Listing Rules since January 1, 2007 (collectively, the “Company ASX Documents”) and (ii) the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Company SEC Documents”, and together with the Company ASX Documents, the “Company Public Documents”). Each Company Public Document (i) as of its date, complied as to form in all material respects with the applicable requirements of the Corporations Act, the ASX Listing Rules, the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), (A) in relation to the Company ASX Documents omit material required by the ASX Listing Rules or contravene Division 2 of Part 7.10 of the Corporations Act and (B) in relation to the Company SEC Documents, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents.
     (b) Since January 1, 2007, the Australian Company Subsidiary, and since the Redomicile, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries of the Company that is required to be disclosed in the Company’s SEC filings and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Since December 31, 2008, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and the Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Document. Since January 1, 2007, the Australian Company Subsidiary, and since the Redomicile, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of ASX.
     (c) Since January 1, 2007, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any Representatives of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices.
     Section 4.08. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Australian Company Subsidiary and the Company contained in the Company Public Documents (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Australian Company Subsidiary or the Company, as applicable, as of the respective dates thereof and the consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Australian Company Subsidiary or the Company, as applicable, for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).
     Section 4.09. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after September 30, 2008 in the ordinary course of business, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Company Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (d) that are not material to the Company and its Subsidiaries, taken as a whole.
     Section 4.10. Disclosure Documents. (a) The proxy statement to be filed with the SEC and ASX and sent to the Company Stockholders in connection with the Company Stockholder Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”) and any amendments or supplements thereto, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will not (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading or (ii) contravene the Corporations Act, including Division 2 of Part 7.10, or any ASIC class orders, policies and requirements, including any ASIC relief or “no action” letter issued by ASIC. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Corporations Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or required to be supplied by Parent, Merger Subsidiary or Merger Subsidiary Two and contained in or omitted from any of the foregoing documents.
     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Australian Prospectus or any amendment or supplement thereto will, at the time lodged with ASIC and at all times on or before the Effective Time, contain a misleading or deceptive statement or omit material required by the Corporations Act or any relevant ASIC class orders, policies and requirements, including any ASIC relief or “no action” letter (except that the Company will not be in breach of this Section 4.10(b)(ii), if the Company, after becoming aware of a misleading or deceptive statement, omission or new circumstance that is materially adverse from the point of view of an investor, promptly supplies information to Parent for inclusion or incorporation by reference in a supplementary or replacement prospectus which corrects the deficiency).
     Section 4.11. Absence of Certain Changes. Since December 31, 2007, except for transactions contemplated by this Agreement or related hereto, (a) the Company and its Subsidiaries have conducted their business in the ordinary course and in a manner consistent with past practice (except as otherwise set forth in the Company SEC Documents filed prior to the date of this Agreement, but excluding any “forward looking statements” or “risk factors” contained therein), (b) there has not been any Company Material Adverse Effect, (c) neither the Company nor any of its Subsidiaries has adopted or amended any material Company Benefit Plan and (d) neither the Company nor any of its Subsidiaries has taken any action of a type set forth in Sections 6.01(a), (b), (d) or (e).
     Section 4.12. Compliance with Applicable Laws; Permits. (a) The Company and its Subsidiaries are and since January 1, 2007, have been in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to the Company or any of its Subsidiaries in the ownership, lease or operation of its properties or the operation of its business as it is now being conducted (the “Company Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been in violation of (i) any Company Permits or (ii) any Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act, the “SSA”), the Australian National Health Act 1953 (Cth) (“NHA”) or the Australian Private Health Insurance Act 2007 (Cth) (“PHIA”), except in the case of clauses (i) or (ii) as would not have a Company Material Adverse Effect.
     (b) None of the Company or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the United States Food and Drug Administration (the “FDA”) or the Australian Therapeutic Goods Administration (the “TGA”) or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Company Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three (3) years that any product exemption, approval or clearance or other Company Permit is withdrawn or modified or that such an action is under consideration except, in each case, as would not have a Company Material Adverse Effect, and the Company has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Company Material Adverse Effect.
     (c) The clinical tests conducted by or on behalf of or sponsored by the Company or its Subsidiaries or in which the Company or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with the relevant clinical trial protocol, generally accepted medical and scientific research procedures and all applicable local, state, federal and foreign laws, rules, regulations, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and the Declaration of Helsinki. No investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency (including the TGA) has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.
     (d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from a Governmental Authority relating to the Company and its Subsidiaries, its business and the Company and its Subsidiaries products and proposed products, when submitted to the FDA or other Governmental Authority (including the TGA) were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority (including the TGA).
     (e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company or Company products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10 1991) and any amendments thereto.
     Section 4.13. Litigation. There is no investigation of which the Company has received notice and no action, suit or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the directors or officers of the Company, before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would have a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any of the other transactions contemplated hereby. To the Company’s knowledge, none of the Company or any of its Subsidiaries is subject to any material outstanding order, judgment, writ, award, injunction (whether temporary, preliminary, permanent or otherwise), decree or arbitration award of any Governmental Authority.
     Section 4.14. Material Contracts. (a) Neither the Company nor any of its Subsidiary is a party to or bound by any Contract:
     (i) which, as of the date hereof, and except as filed with the Company SEC Documents, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
     (ii) that is reasonably expected to require the payment by the Company of a dollar amount in excess of $500,000 or extends for a period of 12 months or more (other than any contract or commitment that is terminable on 90 days or less notice without penalty or any confidentiality or non disclosure agreement);

     (iii) with employees and contracts with other consultants, which are reasonably expected to involve payments by the Company or any Subsidiary of more than annual compensation of $150,000;
     (iv) with respect to any joint venture or partnership arrangements, or with respect to any license or distribution agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any Third Party and relating to any product or planned product of the Company;
     (v) pursuant to which any Indebtedness of the Company or any of its Subsidiaries greater than $25,000 is or may be incurred other than the Loan Documents and any Contract between or among the Company and/or wholly-owned Subsidiaries of the Company, or pursuant to which the Company guarantees the performance of the obligations of any Third Party;
     (vi) relating to any pending acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;
     (vii) limiting the ability of the Company or any of its Subsidiaries or their respective successors and assigns to compete in any line of business or with any Person or in any geographic area, or restricting the right of the Company and its Subsidiaries or their respective successors and assignes from selling or purchasing from any Person or hiring any Person or that provides for any standstill or similar obligations restricting the ability of the Company to purchase securities of any other entity;
     (viii) for the sale of goods or services to any Governmental Authority;
     (ix) providing for any contingent payments by the Company or any of its Subsidiaries exceeding $250,000 in any one case;
     (x) not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company; or
     (xi) requiring a consent to, or otherwise containing a provision restricting a “change of control,” or that would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.
     (b) Each Contract of the type described in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Section 4.14(a) of the Company Disclosure Schedule if such Contracts were not filed as exhibits to the Company SEC Documents), is referred to herein as a “Material Contract.”
     (c) Except for matters that would not have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such

Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and there is no breach, violation or default by the Company or any of its Subsidiaries under any of the Material Contracts, (ii) no Material Contract has been canceled by any other party thereto, (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received written notice of a default under any Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract. As of the date hereof, true and correct copies of all Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts.
     Section 4.15. Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects and have been completed in accordance with Applicable Law. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice).
     (b) All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business.
     (c) No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
     (d) Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by the Company and each of its Subsidiaries have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.
     (e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due and payable, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

     (f) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.
     (g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or (ii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
     (h) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
     (i) Neither the Company nor any of its Subsidiaries (i) has realized a material amount of Tax liability as a result of the application of Section 7874(b) of the Code; and (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).
     (j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).
     (k) The election on Form 8832 to treat the Australian Company Subsidiary as an entity that is disregarded as separate from the Company for U.S. Federal Tax purposes that was filed with the IRS is valid and has not been withdrawn.
     (l) As of the date hereof, and, provided that the Continuity Percentage is greater than or equal to the Reorganization Threshold, as of the Closing Date: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (m) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes and any liability for any of the foregoing as a successor or a Subsidiary, and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
     Section 4.16. Employee Benefit Plans; Employees and Employment Practices. (a) Section 4.16 of the Company Disclosure Schedule contains a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries and maintained or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its Representatives copies of (a) each Company Benefit Plan other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States and Australia, (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. No condition or circumstance since the date of the documents provided in accordance with this Section 4.16(a) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or any of its Subsidiaries and no plans exist to materially amend any Company Benefit Plan or to provide material increased benefits thereunder to any employee, except as required by Applicable Law.
     (b) Each Company Benefit Plan has been maintained, funded and administered in material compliance with its terms, any applicable provisions of ERISA and/or the Code and any other Applicable Laws. There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or any other Governmental Authority or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the knowledge of the Company is there any basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.
     (c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the

Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
     (d) None of the Company, any of its Subsidiaries or any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes, or has been required to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under Title IV of ERISA or Section 412 of the Code.
     (e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.
     (f) None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured. Except as has not had and would not have a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.
     (g) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries, and no such disputes have occurred or, to the knowledge of the Company or any of its Subsidiaries, been threatened, during the past three years. None of the Company or any of its Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought, or, to the knowledge of the Company and any of its Subsidiaries, been threatened, against the Company during the past three years. Each of the Company and its Subsidiaries is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or any court of competent jurisdiction. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Within the past three years, to the extent that the Company or any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.
     (h) Except for amounts payable under the terms of the Incentive Agreements, neither the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Company or its Subsidiaries (whether or not under any Company Benefit Plan), or materially increase the benefits payable or provided under any Company Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits. The Company has made available to Parent any and all copies (or accurate and complete descriptions thereof if unwritten) of Company Benefit Plans, together with, as applicable, accurate and complete copies of any and all Contracts, for Parent to make a good faith estimate of the total amount of all payments and the fair market value of all non-cash benefits that may become payable or provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries under the Company Benefit Plans.
     (i) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G of the Code). No director, officer, employee or independent contractor of the Company is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the Code being imposed on such person.
     (j) Each Person who is an independent contractor is properly classified as an independent contractor for purposes of all employment-related Applicable Law and all Applicable Law concerning the status of independent contractors. Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

     (k) Neither the Company nor any of its Subsidiaries maintains, or sponsors any nonqualified deferred compensation plan subject to Section 409A of the Code. With respect to any such nonqualified deferred compensation plan listed in Section 4.16(k) of the Company Disclosure Schedule, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).
     (l) All Company Stock Awards have been appropriately authorized by the Company’s Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price and the substantive terms of the Company Stock Awards. All Company Options granted to employees and directors reflect the fair market value of the Company Stock as determined under Section 409A of the Code on the date the option was granted. No Company Stock Awards have been retroactively granted, or the exercise or purchase price of any Company Stock Award determined retroactively.
     (m) The Company has registered all Company Stock Awards, whether or not currently outstanding, pursuant to one or more S-8 Registration Statements that the Company is required to register under Applicable Law, and the Company has maintained the effectiveness of such S-8 Registration Statements.
     Section 4.17. Intellectual Property Matters. (a) As used in this Agreement, the term “Intellectual Property” means all of the following forms of intellectual property and all intellectual property rights arising under the laws of the United States and Australia or any other jurisdiction with respect thereto: (i) trade names, trademarks and service marks, domain names, trade dress and similar brand identifiers and applications to register any of the foregoing, together with the goodwill associated exclusively therewith (collectively, “Marks”), (ii) inventions, methods, processes, utility models, industrial designs and any patents and patent applications with respect to the foregoing (collectively, "Patents”), (iii) works of authorship and any copyrights, copyright registrations and applications therefor (collectively, “Copyrights”) and (iv) trade secrets, know-how, and proprietary and confidential information (including, to the extent protectable, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, databases, and customer lists), in each case that derives economic value (actual or potential) from not being generally known, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
     (b) Section 4.17(b)(1) of the Company Disclosure Schedule sets forth an accurate and complete list of all Marks that are Registered IP owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”); Section 4.17(b)(2) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents that are Registered IP owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Patents”); and Section 4.17(b)(3) of the Company Disclosure Schedule sets forth an accurate and complete list of all Copyrights that are Registered IP owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Registered Patents, the “Company Registered IP”). To the knowledge of the Company, the Company Registered IP is valid and enforceable. No written notice or claim challenging the validity, enforceability or scope of, or alleging the misuse of, any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company or a Subsidiary has taken all reasonable actions necessary to record, maintain and perfect its rights in each item of Company Registered IP that is material to the conduct of the businesses of the Company or its Subsidiaries as currently conducted.
     (c) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all of the Trade Secrets of the Company and its Subsidiaries. The Company and its Subsidiaries have entered into a written agreement with all current or former employees, consultants, contractors and to the knowledge of the Company, other Persons who have directly participated in the conception or creation of any material Intellectual Property owned by the Company (the “Company Intellectual Property”) (each such Person a “Company Contributor”) that assigns to the Company or its Subsidiaries all such Company Contributor’s right, title and interest in such Company Contributor’s contribution to the Company Intellectual Property.
     (d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own all Company Intellectual Property free and clear of any Liens (other than non-exclusive licenses of Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business). Neither the Company nor any of its Subsidiaries has granted exclusive rights under any Company Intellectual Property to a Third Party. None of the Company Intellectual Property is subject to any outstanding order, judgment, or stipulation by or before a Governmental Authority restricting the use thereof by the Company or its Subsidiaries.
     (e) The Company or its Subsidiaries own, and/or possess adequate licenses or other valid rights to use, all of the Intellectual Property (excluding Patents owned by Third Parties) that is necessary for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted, and, to the knowledge of the Company, the Company or its Subsidiaries own, and/or possess adequate licenses or other valid rights to use, all Patents owned by Third Parties that are necessary for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted.
     (f) The consummation of the transactions contemplated by this Agreement shall not (i) result in the loss of material rights granted under or adversely impact the effectiveness of any material licenses of Intellectual Property to the Company or any of its Subsidiaries from any Third Party or any material written covenants not to sue in favor of the Company or any of its Subsidiaries with respect to Intellectual Property of a Third Party (collectively, “In Licensed Company IP Agreement”) or (ii) cause or require the Company or any of its Subsidiaries to grant to a Third Party a license, a written covenant not to sue, or other right to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is in material breach of or default under any In Licensed Company IP Agreement nor, to the knowledge of the Company, is any other party to any In Licensed Company IP Agreement in breach of or default under such In Licensed Company IP Agreement.
     (g) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not, in any material respect, infringe upon, misappropriate or violate any Intellectual Property of any Third Party. Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or claim alleging that any such infringement, misappropriation, or violation has occurred. To the knowledge of the Company, (i) no Third Party is, in any material respect, misappropriating or infringing any material Company Intellectual Property and (ii) no Third Party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.
     Section 4.18. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law, (ii) “Environmental Law” means any Applicable Law (as of the date of this Agreement) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.
     (b) To the Company’s knowledge, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.
     (c) Neither the Company nor any of its Subsidiaries has (i) to the Company’s knowledge, placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with Applicable Law, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company’s or any of its Subsidiaries’ current or former properties or operations or (iii) any knowledge or reason to know, nor has it received any written notice (A) of any violation of, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, (B) of the institution or pendency of any action, suit, investigation or proceeding by any Governmental Authority or any Third Party in connection with any such violation or liability, (C) of any requirement to investigate, respond to or remediate Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties, (D) of any allegation of noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in significant liability or (E) of any demand for payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or of any demand for payment by the Company or any of its Subsidiaries for response to or remediation of Hazardous Substances at any other properties.
     (d) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property formerly owned, or currently or formerly occupied by the Company or any of its Subsidiaries which have not been made available to Parent.
     (e) To the Company’s knowledge, no underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries.
     (f) Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.
     (g) Neither the Company nor any of its Subsidiaries has received written notice that they are required to make any capital or other expenditures to comply with any Environmental Law nor, to the Company’s knowledge, is there any reasonable basis on which any Governmental Authority could take action that would require such capital or other expenditures.
     Section 4.19. Products. Since January 1, 2005, neither the Company nor any of its Subsidiaries has been a party to any material litigation, arbitration or proceeding based upon a breach of warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability arising from the manufacture or sale of its products.
     Section 4.20. Insurance. Section 4.20 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, workmen’s compensation and other forms of insurance relating to the business and operations of the Company or any of its Subsidiaries in each case which are in force as of the date hereof (the “Insurance Policies”). The Company or a Subsidiary of the Company has made any and all payments required to maintain all of the material Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.
     Section 4.21. Title to and Sufficiency of Assets.
     (a) Set forth in Section 4.21(a) of the Company Disclosure Schedule is a description of each lease of real property under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor (the “Leased Property”). Neither the Company nor any of its Subsidiaries own any real property.

     (b) The Company has good and marketable leasehold title to the Leased Property and to all plants, buildings, fixtures and improvements thereon, free and clear of any Liens, other than Permitted Liens. True and complete copies of all leases to which the Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests (the “Property Leases”) (including all amendments, modifications and supplements thereto) have been made available to Parent. All of the Property Leases are in full force and effect and are valid and enforceable against the Company or its Subsidiary as the case may be, in accordance with their terms.
     (c) As used herein, “Permitted Liens” means Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used.
     Section 4.22. Certain Business Practices. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Applicable Laws or (iii) made any payment in the nature of criminal bribery.
     Section 4.23. Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     Section 4.24. Brokers. Except for J.P. Morgan Securities Inc., and the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has made available a true, correct and complete copy of its engagement letter with J.P. Morgan Securities Inc. to Parent.
     Section 4.25. Opinion of Financial Advisor. The Company has received the written opinion (or an oral opinion to be confirmed in writing) of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock.
     Section 4.26. Antitakeover Statutes; No Rights Plan.
     (a) The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law or similar statute or regulation (including the interested stockholder provisions codified in Section 203 of the Delaware Law) or any anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company is applicable to Parent, Merger Subsidiary or Merger Subsidiary Two in connection with this Agreement, the Mergers, the Support Agreements or the other transactions contemplated by this Agreement, and, accordingly, no such anti-takeover law or similar statute or regulation and no such provision applies or purports to apply to any such transactions.
     (b) There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
ARTICLE 5
Representations and Warranties of Parent
     Except as set forth in the Parent Disclosure Schedule (which sets forth in each section or subsection thereof a specific reference to the particular Section or subsection of this Agreement to which the information set forth in such section or subsection relates and which contains, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of the of the covenants of Parent, Merger Subsidiary and Merger Subsidiary Two contained herein; provided, that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face; provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect), Parent represents and warrants to the Company that:
     Section 5.01. Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Merger Subsidiary and Merger Subsidiary Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Subsidiary and Merger Subsidiary Two has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Subsidiary and Merger Subsidiary Two is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of its Articles of Incorporation and Bylaws, and all amendments thereto, as currently in effect. Parent is not in violation of its Articles of Incorporation or Bylaws.
     Section 5.02. Corporate Authorization.
     Each of Parent, Merger Subsidiary and Merger Subsidiary Two has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Merger Subsidiary and Merger Subsidiary Two, the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation by each of Parent, Merger Subsidiary and Merger Subsidiary Two of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of them, and no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger and the Second Merger Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by each of Parent, Merger Subsidiary and Merger Subsidiary Two and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent, Merger Subsidiary and Merger Subsidiary Two, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
     Section 5.03. Governmental Authorization. The execution and delivery of this Agreement by each of Parent, Merger Subsidiary and Merger Subsidiary Two do not, and the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require Parent, Merger Subsidiary or Merger Subsidiary Two to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under the Exchange Act (including the filing of the Registration Statement) and the Corporations Act (including the filing of the Australian Prospectus), any applicable state securities, takeover or “blue sky” laws and the rules and regulations of NASDAQ, (b) pursuant to the pre-merger notification requirements of the HSR Act, (c) the filing and recordation of the Certificate of Merger and the Second Merger Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such filings or notifications would not have a Parent Material Adverse Effect.
     Section 5.04. Non-contravention. The execution and delivery by each of Parent, Merger Subsidiary and Merger Subsidiary Two of this Agreement do not, and the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation by each of Parent, Merger Subsidiary and Merger Subsidiary Two of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent as in effect on the date hereof, or any equivalent organizational or governing documents of any Subsidiaries of Parent, as in effect on the date hereof, (b) assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to Parent, Merger Subsidiary or Merger Subsidiary Two or by which any of their properties or assets are bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of

Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.
     Section 5.05. Capitalization. The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”), of which 540,541 shares have been designated Series A, 500,000 shares have been designated Series B and 100,000 shares have been designated Series RP. As of February 11, 2009 there are (a) 56,417,263 shares of Parent Stock issued and outstanding, (b) 7,589,427 shares of Parent Stock reserved for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent, of which 4,257,031 shares were subject to outstanding options or other rights, (c) 7,290,486 shares of Parent Stock reserved for issuance upon conversion of outstanding Indebtedness and (d) no shares of Parent Preferred Stock issued and outstanding. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.
     Section 5.06. SEC Filings. (a) Parent has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Parent SEC Documents”). Each Parent SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the reporting requirements of the Exchange Act. As of the date hereof, there are no unresolved comments received by the Parent from the SEC staff with respect to any Parent SEC documents.
     (b) Since January 1, 2007, Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of Parent, alleged fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all material information concerning Parent and its Subsidiaries that is required to be disclosed in the Parent SEC Documents and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Parent’s SEC filings and other public disclosure documents. Since December 31, 2007, Parent has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and Parent has timely filed all certifications and statements required by

(x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document. Since January 1, 2007, Parent has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (c) Since January 1, 2007, neither Parent nor any Subsidiary of Parent nor, to Parent’s knowledge, any Representatives of Parent or any Subsidiary of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Subsidiary of Parent has engaged in questionable accounting or auditing practices.
     Section 5.07. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Parent Financial Statements presents fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of income, shareholder’s equity and cash flows of Parent for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).
     Section 5.08. Disclosure Documents. (a) None of (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Stock in connection with the Merger (the “Registration Statement”), or any amendments or supplements thereto, at the time it becomes effective under the Securities Act will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Australian Prospectus (as amended or supplemented) at the time it is lodged with ASIC and at all times on or before the Effective Time, will contain a misleading or deceptive statement or omit material required by the Corporations Act or any relevant ASIC class orders, policies and requirements (except that Parent will not be in breach of this Section 5.08(a)(ii), if Parent, after becoming aware of a misleading or deceptive statement, omission or new circumstance that is materially adverse from the point of view of an investor, promptly lodges a supplementary or replacement prospectus with ASIC which corrects the deficiency). The Registration Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the Australian Prospectus (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Corporations Act. Notwithstanding the foregoing, none of Parent, Merger Subsidiary or Merger Subsidiary Two makes any representation or warranty with respect to any information (i) supplied or required to be supplied by the Company and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Company Proxy Statement, except to the extent set forth in Section 5.08(b).

     (b) None of the information supplied or to be supplied by Parent, Merger Subsidiary or Merger Subsidiary Two for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.
     Section 5.09. Compliance with Applicable Laws; Permits. (a) Parent and its Subsidiaries are and since January 1, 2007, have been, in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to Parent or any of its Subsidiaries in the ownership, lease or operation of its properties or the operation of its business as it is now being conducted (the “Parent Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened. Neither Parent nor any of its Subsidiaries has been in violation of (i) any Parent Permits or (ii) any Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws, including under any Federal Health Care Program (as defined in Section 1128B(f) of the SSA), except in the case of clauses (i) or (ii) as would not have a Parent Material Adverse Effect.
     (b) None of Parent or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Parent Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three (3) years that any product exemption, approval or clearance or other Parent Permit is withdrawn or modified or that such an action is under consideration except, in each case, as would not have a Parent Material Adverse Effect, and Parent has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Parent Material Adverse Effect.
     (c) The clinical tests conducted by or on behalf of or sponsored by Parent or its Subsidiaries or in which Parent or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with the relevant clinical trial protocol, generally accepted medical and scientific research procedures and all applicable local, state, federal and foreign laws, rules, regulations, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and the Declaration of Helsinki. No investigational device exemption filed by or on behalf of Parent or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the knowledge of Parent, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Parent or its Subsidiaries.
     (d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Parent Permit from a Governmental Authority relating to Parent and its Subsidiaries, its business and Parent and its Subsidiaries products and proposed products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.
     (e) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the knowledge of Parent, threatened investigation in respect of Parent or Parent products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10 1991) and any amendments thereto.
     Section 5.10. Litigation. There is no investigation of which any of Parent, Merger Subsidiary and Merger Subsidiary Two has received notice and no action, suit, or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or, to the knowledge of Parent, any directors or officers of Parent, before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would have a Parent Material Adverse Effect.
     Section 5.11. Brokers. Except for Banc of America Securities, LLC, the fees and expenses of which will be paid by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     Section 5.12. Merger Subsidiary and Merger Subsidiary Two. Merger Subsidiary and Merger Subsidiary Two were formed solely for the purpose of engaging in the transactions contemplated hereby and have engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Subsidiary and Merger Subsidiary Two is owned directly by Parent.
     Section 5.13. Tax Treatment. As of the date hereof, and, provided that the Continuity Percentage is greater than or equal to the Reorganization Threshold, as of the Closing Date: (a) none of Parent, Merger Subsidiary or Merger Subsidiary Two or, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (b) Parent is not aware of any agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.14. Capital Resources. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deposit the aggregate Cash Consideration payable pursuant to Section 2.02 with the Exchange Agent in accordance with Section 2.04.
     Section 5.15. FIRPTA. Parent has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).
ARTICLE 6
Covenants
     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated in this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or with prior written consent of Parent, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its current officers and key employees and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent Parent shall not, acting from Parent’s own point of view, unreasonably withhold or delay), the Company shall not, and shall not permit any of its Subsidiaries to:
     (a) amend its Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
     (b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries (except for dividends paid by any of its wholly-owned Subsidiaries the Company or to any other wholly-owned Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;
     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock upon the vesting and/or exercise of Company Stock Awards that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Awards as in effect on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any loans, advances or capital contributions to, or investments in, any Equity Interests or equity securities in any Person or any assets, loans or debt securities thereof other than in wholly-owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice, (ii) sell, lease or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise), or create or incur any Lien on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire (other than in the ordinary course of business consistent with past practice), or sell or exclusively license to any Person, any material Company Intellectual Property, (iv) authorize any material new capital expenditures, in the aggregate, in excess of one hundred ten percent (110%) of the capital expenditures set forth in the Capital Expenditure and Loan Proceeds Budget or (v) use any of the proceeds from loans drawn under the Loan Documents other than in accordance with Section 6.02 of the Loan Agreement included in the Loan Documents;
     (e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or among wholly-owned Subsidiaries);
     (f) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any other Person, other than, in each case, Indebtedness arising under the Loan Documents;
     (g) (i) renew or enter into any Contract or other arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto from, in each case, engaging or competing in any line of business, in any location or with any Person, (ii) enter into any new line of business outside of its existing business segments or (iii) enter into or, except as in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;
     (h) (i) enter into any exclusive license, distribution, marketing or sales Contracts or (ii) grant “most favored nation” or similar pricing to any Person;
     (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) to Third Parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements or (B) incurred since the date of the most recent Company Financial Statements in the ordinary course of business or in connection with the transactions contemplated by this Agreement;
     (j) settle, or offer or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, or (ii) any material litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, or commence any material litigation, investigation, arbitration or proceeding against any Third Party;

     (k) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of the Company and its Subsidiaries substantially equal to those currently in effect;
     (l) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (except with respect to employees who are not directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (iv) terminate, establish, adopt or amend (except as reasonably necessary to comply with Applicable Law) any Company Benefit Plan covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, or pay any benefit not provided for by any existing Company Benefit Plan;
     (m) change the Company’s methods of accounting, except as required by concurrent changes in GAAP;
     (n) except as required by Applicable Law, make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;
     (o) agree, resolve or commit to do any of the foregoing or take any action which would reasonably be expected to result in any of the conditions to the Mergers set forth in Article 7 not being satisfied; or
     (p) fail to make disclosure as required under the Corporations Act and the ASX Listing Rules (including the continuous disclosure requirements).
     Section 6.02. Conduct of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or with prior written consent of the Company, (a) Parent shall not amend its Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in any manner that would have a disparate effect on the Company Stockholders, as holders of Parent Stock at and following the Effective Time, relative to other holders of Parent Stock, and (b) Parent shall not amend its Articles of Incorporation to provide for any class of capital stock with rights to distributions or upon a liquidation (including upon a merger, consolidation, asset sale or similar transaction) that are superior to those of the Parent Stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device.

     Section 6.03. Proxy Statement and Registration Statement; Company Stockholder Meeting. (a) Proxy Statement and Registration Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof (i) the Company shall prepare and file with the SEC the Company Proxy Statement, (ii) Parent shall prepare and file with the SEC the Registration Statement in which the Company Proxy Statement will be included as a prospectus and (iii) Parent shall prepare and file a prospectus (the “Australian Prospectus”) with ASIC in connection with the issuance of shares of Parent Stock in connection with the Merger which will be mailed by the Company to Company Stockholders. The Company and Parent, after consultation with each other, will use their respective commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Company Proxy Statement or the Registration Statement and to any comments made by ASIC with respect to the Australian Prospectus. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC and each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement become effective under the Securities Act, in each case, as promptly as practicable after such filing.
     (b) Each of Parent and the Company shall furnish all information as may be reasonably requested or may be required by the other in connection with the preparation, filing and distribution of the Company Proxy Statement, the Registration Statement and the Australian Prospectus. No filing of, or amendment or supplement to, the Registration Statement or the Australian Prospectus will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon and including therein any comments reasonably proposed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement, the Australian Prospectus or the Company Proxy Statement as required by Applicable Law, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or ASIC, as applicable, and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Parties shall notify each other promptly of the time when the Registration Statement has become effective and of the time when the Australian Prospectus is lodged with ASIC, of the issuance of any stop order, interim stop order or suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the receipt of any comments from the SEC or ASIC or the staff of the SEC or ASIC and of any request by the SEC or ASIC or the staff of the SEC or ASIC for amendments or supplements to the Company Proxy Statement, the Registration Statement or the Australian Prospectus, as applicable, or for additional information, and shall supply each other with copies of all formal correspondence between it or any of its Representatives, on the one hand, and the SEC or ASIC or the staff of the SEC or ASIC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement, the Australian Prospectus or the Merger.
     (c) As promptly as practicable after Parent has filed with the SEC the Registration Statement or any amendments or supplements thereto, the Company shall cause a copy to be filed with ASX. As promptly as practicable after the Registration Statement has become effective and the Australian Prospectus has been lodged with ASIC, the Company shall cause the

Company Proxy Statement, Registration Statement and Australian Prospectus to be filed with ASX in accordance with Applicable Law and its obligations under Section 6.03(d). Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 6.04(b), the Company Proxy Statement shall include the Company Board Recommendation.
     (d) Stockholder Meeting. Unless this Agreement has been terminated in accordance with Section 8.01, (i) the Company shall establish a record date for, duly call, give notice of, convene and hold either (A) a special meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval or (B) the Company’s annual meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval, electing directors of the Company, ratifying the selection of the Company’s independent public accountants, authorizing the compensation arrangements to the Persons and in the amounts as set forth in Schedule 6.03(d) and voting on any stockholder proposals properly brought before such meeting (any such meeting held for the purpose of obtaining the Company Stockholder Approval, the “Company Stockholder Meeting”), on or prior to the date that is, subject to the Registration Statement having become effective, the earlier of (x) forty-five (45) days after the applicable waiting period (including any extensions thereof) under the HSR Act shall have expired or been terminated and (y) October 15, 2009 (or, if the Registration Statement has not become effective by the earlier of such dates, within forty-five (45) days after such date on which the Registration Statement becomes effective), (ii) without limiting the foregoing, prior to any such Company Stockholders Meeting and with sufficient time to allow the Company to comply with its obligations pursuant to Section 6.03(d)(i) in accordance with Applicable Law and the provisions of its Certificate of Incorporation and Bylaws, the Company shall cause the Company Proxy Statement, Registration Statement and Australian Prospectus to be mailed to the Company Stockholders in accordance with Applicable Law and the Company’s obligations under Section 6.03(c), (iii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iv) comply with all legal requirements applicable to such meeting. Provided this Agreement has not otherwise been terminated pursuant to Section 8.01, the Company’s obligations pursuant to this Section 6.03(d) shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal, or by an Adverse Recommendation Change.
     Section 6.04. No Solicitation; Other Offers. (a) Subject to Section 6.04(b), the Company shall not, and the Company shall cause its Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish or disclose any information relating to the Company or any of its Subsidiaries or knowingly cooperate in any way with, or knowingly take any action to facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly recommend any Acquisition Proposal or take any public action or make any public statement inconsistent with the Company Board Recommendation, including any failure to include the Company Board Recommendation in the

Company Proxy Statement) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement, agreement in principle, letter of intent, or other similar instrument relating to any Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party (other than Parent and its Representatives) that may be ongoing as of the date hereof with respect to any actual or potential Acquisition Proposal. The Company shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any of its Subsidiaries or any of its or their Representatives.
     (b) Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval (x) in response to a written Acquisition Proposal received by the Company after the date hereof that was not solicited in violation of Section 6.04(a) and with respect to which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) that its failure to take the applicable action set forth in clauses (A), (B) or (C) below with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Applicable Law, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, in response to such Acquisition Proposal, and subject to compliance with Section 6.04(c) and Section 6.04(d), (A) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives, (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal or (C) in the event that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change and/or enter into an agreement (or any letter of intent, acquisition agreement or similar agreement with respect to such Superior Proposal) regarding such Superior Proposal or (y) other than in connection with an Acquisition Proposal, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that its failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or enter into an agreement, in each case, with respect to any Superior Proposal unless (1) the Company has given Parent three (3) Business Days prior written notice of its intention to take such action (it being understood and agreed that, in connection with either of the foregoing relating to a Superior Proposal, any change to the consideration offered or other material terms of any Superior Proposal shall require an additional notice to Parent and a new two (2) Business Day notice period), (2) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall (x) not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect or (y) have determined to make such Adverse

Recommendation Change even if such changes were to be given effect and (3)(x) the Company has complied in all material respects with its obligations under this Section 6.04 and (y)  in the event that the Board of Directors of the Company has determined to enter into an agreement regarding such Superior Proposal, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.01(d)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.03.
     (c) The Company shall promptly (and in any event within two (2) Business Days) advise Parent orally and in writing of (i) the receipt of any indication in writing that a Third Party is considering or may be considering making an Acquisition Proposal or (ii) the receipt of any Acquisition Proposal, in each case, along with the identity of the Person making any such Acquisition Proposal, and, to the extent available, the Company shall provide Parent with a copy or a written summary of the material terms of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status on a current basis (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request. Following a determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination together with a copy of any written summary or any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.
     (d) Prior to furnishing any information to or entering into discussions or negotiations with any Person making an Acquisition Proposal pursuant to Section 6.04(b), the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement dated as of November 14, 2008 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent). The Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to any Person making an Acquisition Proposal. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, or enter into any confidentiality agreement pursuant to this Section 6.04(d) that contains a standstill provision that is less favorable to the Company than the standstill provision contained in the Confidentiality Agreement (or that does not include any standstill provision), unless the failure to take such action by the Board of Directors of the Company would be reasonably expected to be inconsistent with its fiduciary duties to Company Stockholders under Applicable Law (in which case, such termination, waiver, amendment or modification, or the terms of any standstill provision contained in any confidentiality agreement entered into pursuant to this Section 6.04(d) that is less favorable to the Company than the standstill provision contained in the Confidentiality Agreement (or the absence of any such standstill provision), shall also apply to the Confidentiality Agreement, to the extent applicable).

     (e) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking and/or disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, the Board of Directors of the Company, determines in good faith (after consultation with its outside legal counsel and financial advisors) that it is required to do so under Applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.04(e) affect the obligations of the Company specified in Section 6.04(b).
     Section 6.05. Access to Company Information. (a) Subject to Section 6.05(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to: (a) provide to Parent and each of its respective Representatives reasonable access during normal business hours and upon reasonable prior notice to the Company and its Subsidiaries, to the officers, employees, agents, Contracts, properties, assets, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (b) furnish, or cause to be furnished, (i) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of or information concerning the Company and its Subsidiaries as Parent or its respective Representatives may reasonably request and (ii) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of operations and cash flows (which the Company shall furnish to Parent promptly following the end of each such month); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would (a) contravene Applicable Law or (b) jeopardize the attorney-client privilege or any similar applicable privilege of the Company or its Subsidiaries; provided that the Parties shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that does contravene Applicable Law or jeopardize any such privilege. No investigation made or information provided, made available or delivered to Parent, Merger Subsidiary, Merger Subsidiary Two or any of their respective Representatives pursuant to this Section 6.05 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.
     (b) Confidentiality and Restrictions. Any information provided, made available or delivered by the Company or any of their respective Subsidiaries or any of their respective Representatives to Parent or any of its Representatives pursuant to this Section 6.05 shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.
     Section 6.06. Further Action; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Mergers and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (a) prepare and file as soon as practicable all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by Applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby, and take such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Authority relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) any Notification and Report Forms and related material required in connection with the HSR Act  with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) in connection with the HSR Act (which shall be filed no later than ten (10) Business Days following the date of this Agreement) and (ii) any form or report required by any other Governmental Authority relating to any other Regulatory Approval, (b) take all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)) to be satisfied as soon as practicable and (c) execute and deliver any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement; provided, however, that the Parties hereto understand and agree that the reasonable best efforts of any Party hereto shall not require any Party or its Affiliates or Subsidiaries to: (i) agree to or effect any divestiture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of any Party or any of its Affiliates or Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any contracts of any Party or any of its Affiliates or Subsidiaries or (iii) otherwise waive, abandon or alter any material rights or obligations of any Party or any of its Subsidiaries or Affiliates.
     (b) Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby. Subject to Applicable Law and the attorney-client and similar applicable privileges, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby.
     (c) Each Party shall (a) subject to Section 6.06(d) below, respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with Regulatory Approvals and antitrust matters, (b) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (c) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Mergers or the other transactions contemplated by this Agreement. Except for the Mergers and without limiting the Parties’ other obligations under this Agreement, none of the Parties shall enter into or consummate any merger or other acquisition of a business or any similar transaction (other than a license of Intellectual Property entered into in the ordinary course of business), that would reasonably be expected to make it less likely that the conditions set forth in Section 7.01(b) and Section 7.01(c) would be satisfied in a timely manner.
     (d) In connection with and without limiting the foregoing, each Party shall, subject to Applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (a) promptly notify the other Parties of any material written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other regulatory Governmental Authority concerning this Agreement, the Mergers or the other transactions contemplated hereby, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Mergers or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion and (c) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority, including any regulatory authority, or its members or their respective staffs on the other hand, with respect to this Agreement, the Mergers and the other transactions contemplated hereby.
     Section 6.07. Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice the Company, of (a) any material notice or other material communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Mergers or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Mergers or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.07 prior to the Closing Date in and of itself will not constitute the failure of any condition set forth in Article 7 or Article 8 to be satisfied unless (i)

such failure materially prejudices another Party’s ability to exercise its rights or remedies hereunder prior to the Effective Time or (ii) the underlying event would independently result in the failure of a condition set forth in Article 7 or Article 8 to be satisfied.
     Section 6.08. Public Announcements. The initial press release with respect to this Agreement, the Mergers and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Subsidiaries and Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent or any of its Subsidiaries or their respective Representatives or (b) Parent, in the event the disclosing party is the Company or any of its Subsidiaries or their respective Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of NASDAQ, ASX or any other securities exchange on which the Company Stock or the Parent Stock is listed, such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.
     Section 6.09. Obligations with Respect to Continuing Employees and Benefit Matters. (a) For a period of twelve (12) months following the Effective Time, subject to compliance with Applicable Law and Parent’s applicable benefit plans, the employees of the Company who remain in the employment of the Surviving Corporations (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that neither Parent nor either Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. In addition, on or prior to the date of this Agreement, the Company shall enter into Incentive Agreements, in the form attached hereto as Exhibit B with such modifications or revisions thereto as may be agreed upon by Parent, for the benefit of certain employees of the Company designated on Schedule 6.09(a) hereto, pursuant to which such employees will receive cash payments in the amounts, at the times and on the terms and conditions set forth in the Incentive Agreements. With the prior written notice of the names of the employees and the amounts and terms of the retention bonuses to Parent and prior consultation thereof with Parent, the Company also shall be permitted to award additional cash retention bonuses to other employees of the Company, payable on or following the Closing; provided that the maximum aggregate amount payable (inclusive of any and all payments, reimbursements and tax gross ups) pursuant to such bonuses and the Incentive Agreements shall be $8,000,000. Any amounts pursuant to such retention bonuses and the Incentive Agreements that are forfeited shall be returned to the Company. To the extent reasonably requested by Parent, the Company will use its commercially reasonable efforts to obtain confirmatory assignments of Intellectual Property from current and former employees and independent contractors and consultants, in each case in a form that is reasonably acceptable to Parent.  With respect to matters described in this Section 6.09, the Company will consult with

Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.
     (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or either Surviving Corporation to continue any specific employee benefit plans of the Company or to continue the employment of any specific individual or group of individuals.
     (c) Subject to compliance with Applicable Law and Parent’s applicable benefit plans, Parent shall cause the Surviving Corporations to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for any vesting of any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (iv) for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits. Parent shall cause the Surviving Corporations to recognize any vacation time of Continuing Employees that has accrued and has not been used as of the Effective Time; provided, however, that, beginning on the first anniversary of the Effective Time, Continuing Employees will be subject to the maximum vacation accruals applicable to Parent employees generally, such that any amounts of accrued vacation time in excess of applicable maximums will be forfeited on and after such date.
     (d) With respect to any group health plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, and subject to compliance with Applicable Law and any such group health plan, Parent shall, and shall cause the Surviving Corporations to, use all commercially reasonable efforts to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the applicable group health plans maintained by the Company prior to the Effective Time.
     (e) The provisions of this Section 6.09 are for the sole benefit of the Parties and nothing in this Section 6.09, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans, programs or arrangements maintained for or provided to Continuing Employees or any other employees of Parent prior to or following the Effective Time, or of either Surviving Corporation following the Effective Time, or impose an obligation on any of the Company, Parent or, on or after the Effective Time, either Surviving Corporation, to establish, amend, terminate or otherwise take any action with respect to any compensation or benefits plan, program or arrangement or (ii) confer upon or give to any Person (including any current or former employees, directors, or independent contractors of any of the Company, Parent, or, on or after the Effective Time, either Surviving Corporation), other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09). For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Company or Parent or under any benefit plan which Company or Parent may maintain.
     (f) Upon Parent’s request at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company’s 401(k) Plan prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the Company’s 401(k) Plan.
     Section 6.10. Indemnification and Insurance. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time were directors, officers or employees of the Company, unless such modifications shall be required by Applicable Law.
     (b) For a period of seven (7) years following the Effective Time, Parent shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered on the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy or who becomes covered prior to the Effective Time on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, that, in satisfying its obligation under this Section 6.10(b), Parent shall not be obligated to pay an aggregate premium in excess of two hundred fifty percent (250%) of the amount per annum the Company paid in its last full fiscal year with respect to its current directors’ and officers’ liability insurance policy, which amount Company has disclosed to Parent prior to the date hereof. Alternatively, in full satisfaction of its obligations under this Section 6.10(b), Parent may purchase a seven (7) year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, however, that the cost of any such policy need not exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance.
     (c) The rights of each current or former director or officer of the Company (each an “Indemnified Person”) under this Section 6.10 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 6.11. Tax Treatment as Reorganization. (a) If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold:

     (i) Each of Parent, Merger Subsidiary, Merger Subsidiary Two and the Company intends, and shall use its reasonable best efforts to cause, the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, within the manner described in Revenue Ruling 2001-46, and the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) of the regulations promulgated under the Code. Parent shall not make an election under Section 338 of the Code with respect to the Company in connection with the transactions contemplated by this Agreement.
     (ii) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Subsidiary, Merger Subsidiary Two and the Company shall report the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.
     (iii) The Parties shall cooperate and use their commercially reasonable efforts in order for (i) the Company to obtain the opinion of Shearman & Sterling LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date and (ii) Parent to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, each to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Parent (and Merger Subsidiary and Merger Subsidiary Two) and the Company shall, as of the Closing Date, execute and deliver to Latham & Watkins LLP and Shearman & Sterling LLP tax representation letters (“Tax Representation Letters”), dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Parent (and Merger Subsidiary and Merger Subsidiary Two) and the Company shall, as of the date for filing the Registration Statement and the Australian Prospectus, as the case may be, execute and deliver to Latham & Watkins LLP and Shearman & Sterling LLP Tax Representation Letters, dated and executed as of the applicable filing date, in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Notwithstanding anything in Section 7.02 or Section 7.03 to the contrary, the obligation to deliver the opinions referred to in this Section 6.11 shall not be waivable after receipt of any Company stockholder approval required by Applicable Law, unless further stockholder approval is obtained with appropriate disclosure.
     (b) The following terms shall have the following meanings:
     (i) “Aggregate Reorganization Consideration Closing Value” shall mean the sum of (1) the Aggregate Stock Consideration Closing Value, (2) the amount of cash consideration to be paid to holders of Shares as Merger Consideration, (3) the amount of any cash and the fair market value of any property that is distributed, transferred or paid by the Company to its stockholders (whether in a redemption transaction or as a dividend distribution) in connection with the Merger, (4) the amount of any cash payable pursuant to Section 2.03(c) (relating to Company Stock Based Awards) and (5) the product of (x) the number of Dissenting Shares as of the Closing Date and (y) the sum of (I) the Cash Consideration and (II) the product of the Stock Consideration (subject to adjustment as provided herein) and the Parent Stock Closing Price.
     (ii) “Aggregate Stock Consideration Closing Value” shall mean the product of (1) the number of shares of Parent Stock to be issued as Merger Consideration in the Merger and (2) the Parent Stock Closing Price.
     (iii) “Continuity Percentage” shall mean the amount, expressed as a percentage, obtained by dividing the Aggregate Stock Consideration Closing Value by the Aggregate Reorganization Consideration Closing Value.
     (iv) “Parent Stock Closing Price” shall mean the mean between the high and low selling prices of a share of Parent Stock, each as reported on NASDAQ for the last trading session closing prior to the Effective Time.
     (v) “Reorganization Threshold” shall mean forty-one percent (41%).
     Section 6.12. Takeover Statutes. No Party will take any action that would cause the transactions contemplated hereby to be subject to the requirements of, or imposed by any state takeover statute or similar law or regulation. If any state takeover statute or similar law becomes applicable to this Agreement (including the Mergers and the other transactions contemplated hereby), each of Parent, Merger Subsidiary, Merger Subsidiary Two, the Company and their respective Boards of Directors shall take all commercially reasonable action necessary to exempt the transactions from, or to eliminate or minimize the effect on this Agreement and the transactions contemplated hereby of, such statute or regulation.
     Section 6.13. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including any derivative securities with respect to such Shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.14. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of each of the directors of the Company from the Board of Directors of the Company and all committees thereof, such resignations to be effective as of the Effective Time.
     Section 6.15. Stock Exchange Listing.
     (a) The Company shall use its commercially reasonable efforts to cause all of the outstanding shares of Company Stock to be approved for listing on NASDAQ promptly following the date of this Agreement. If the Company Stock is listed on NASDAQ at any time following the date of this Agreement, at all times following the listing of the Company Stock on NASDAQ, the Company will comply in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

     (b) Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing on NASDAQ upon the occurrence of the Effective Time, subject to official notice of issuance.
     Section 6.16. Chess Depositary Interests. Prior to the Closing Date, the Company will take all actions that are reasonably necessary to provide that the CDIs will, on the Effective Time or such other time as the parties agree with ASX and CDN (as applicable), be (i) suspended from quotation on ASX and (ii) cancelled or transmuted into the underlying shares of Company Stock in accordance with the operating rules of the ASTC, and that the shares of Company Stock underlying the CDIs will be exchanged for their applicable share of the Merger Consideration in accordance with Article 2 hereof. As soon as practicable after the Closing Date, the Surviving Corporation will apply to ASX to delist the Company.
     Section 6.17. ASIC Registrations. As soon as practicable after the Closing, the Surviving Corporation will notify ASIC of the Second Merger and either deregister the Company as a foreign registered company under the Corporations Act, or register the Surviving Corporation as a as a foreign registered company under the Corporations Act, if applicable.
     Section 6.18. Stockholder Litigation. The Company shall give Parent and its counsel the opportunity to consult with the Company in connection with the defense or settlement of any stockholders litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.
ARTICLE 7
Conditions to the Mergers
     Section 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Delaware Law.
     (b) Regulatory Approvals. The applicable waiting period (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or shall have been terminated.
     (c) No Injunctions or Restraints. No Applicable Law preventing or making illegal the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect.
     (d) Registration Statement and Australian Prospectus. The Registration Statement shall have become effective under the Securities Act and the Australian Prospectus shall have been lodged with ASIC. No stop order or interim stop order suspending the effectiveness of the Registration Statement or the Australian Prospectus shall be in effect and no proceedings for such purpose shall have been initiated by the SEC or ASIC, respectively, that has not been concluded or withdrawn.

     Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary to Consummate the Merger. The obligations of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:
     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01, Section 4.02 and Section 4.05 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date) and (ii) all of the other representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not have a Company Material Adverse Effect.
     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
     (c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
     (d) Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.02(a) and 7.02(b).
     (e) Legal Opinion of Counsel. If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold, Parent shall have received the written opinion of Latham & Watkins LLP, counsel to Parent, referred to in Section 6.11(a), and such opinion shall not have been withdrawn; provided, however, that if Latham & Watkins LLP fails to deliver such opinion or such opinion is withdrawn, then Shearman & Sterling LLP, counsel to the Company, may deliver such opinion in satisfaction of the condition set forth in this Section 7.02(e), and any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.
     (f) FIRPTA Affidavit. If the Company Stock is not listed on NASDAQ immediately prior to the Closing Date, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), such affidavit and certificate in substantially the forms attached to this Agreement as Exhibit E.

     Section 7.03. Conditions to the Obligations of the Company to Consummate the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:
     (a) Representations and Warranties. (i) The representations and warranties of Parent, Merger Subsidiary and Merger Subsidiary Two set forth in Sections 5.01, 5.02 and 5.05 (disregarding any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date), and (ii) all of the other representations and warranties of Parent, Merger Subsidiary and Merger Subsidiary Two set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not prevent Parent, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delay, the Merger.
     (b) Agreements and Covenants. Parent, Merger Subsidiary and Merger Subsidiary Two shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent, Merger Subsidiary and/or Merger Subsidiary Two, as applicable, at or prior to the Closing.
     (c) Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b).
     (d) Legal Opinion of Counsel. If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold, the Company shall have received the written opinion of Shearman & Sterling LLP, counsel to the Company, referred to in Section 6.11(a), and such opinion shall not have been withdrawn; provided, however, that if Shearman & Sterling LLP fails to deliver such opinion or such opinion is withdrawn, then Latham & Watkins LLP, counsel to the Parent, may deliver such opinion in satisfaction of the condition set forth in this Section 7.03(d), and any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.
     Section 7.04. Conditions to the Obligations of Each Party to Consummate the Second Merger. The obligations of Parent, the Intermediate Surviving Corporation and Merger Subsidiary Two to consummate the Second Merger are subject to (i) prior consummation of the Merger in accordance with the terms of this Agreement and (ii) the Continuity Percentage equaling or exceeding the Reorganization Threshold.
     Section 7.05. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement, including its obligations set forth in Section 6.05.

ARTICLE 8
Termination
     Section 8.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (except as otherwise specified below):
(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:
     (i) the Merger shall not have been consummated by July 31, 2009 (the “Outside Date”); provided, however, that
     (A) in the event that (1) all of the conditions set forth in Article 7 have been satisfied other than (x) either or both of the conditions set forth in Section 7.01(a) and Section 7.01(b), (y) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (z) any such conditions that, by their terms, are not capable of being satisfied until the Closing and (2) the Board of Directors of the Company or the Board of Directors of Parent determines, in good faith, that it is reasonably likely that the condition set forth in Section 7.01(b) can be satisfied prior to October 31, 2009, then either the Company or Parent may, at its option and at any time prior to the termination hereof, extend the Outside Date and the right to terminate this Agreement under this Section 8.01(b)(i) until October 31, 2009 (and, if so extended, the term “Outside Date” as used in this Agreement shall mean the “Outside Date” as so extended); and
     (B) in the event that (1) the Outside Date has previously been extended pursuant to the foregoing Section 8.01(b)(i)(A), (2) all of the conditions set forth in Article 7 have been satisfied other than (x) the condition set forth in Section 7.01(b), (y) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (z) any such conditions that, by their terms, are not capable of being satisfied until the Closing and (3) the Board of Directors of Parent determines, in good faith and after consultation with outside legal counsel, that it is reasonably likely that the condition set forth in Section 7.01(b) can be satisfied prior to January 31, 2010, then Parent may, at its option prior to the termination hereof, extend the Outside Date and the right to terminate this Agreement under this Section 8.01(b)(i) until January 31, 2010 (and, if so extended, the term “Outside Date” as used in this Agreement shall be the “Outside Date” as so extended); provided, that Parent shall not be entitled to exercise its option to extend the Outside Date pursuant to this Section 8.01(b)(i)(B) unless Parent, prior to or concurrently with such exercise, funds $8,000,000 into the Escrow Account (as defined in the Loan Agreement included in the Loan Documents) pursuant to Section 2.02(b) of such Loan Agreement;

and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if any action of such Party or the failure by such Party to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date;
     (ii) any Applicable Law (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the consummation of the Merger and such injunction has become final and nonappealable; or
     (iii) the Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;
     (c) by Parent, if:
     (i) (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.02(a) would not then be satisfied or (B) the Company shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by the Company such that the condition set forth in Section 7.02(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent, Merger Subsidiary or Merger Subsidiary Two is then in material breach of any of its agreements or covenants contained in this Agreement; or
     (ii) (A) an Adverse Recommendation Change shall have occurred, (B) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that holders of Company Stock tender their shares of Company Stock in any tender offer or exchange offer that constitutes an Acquisition Proposal or (C) the Company shall have materially breached any of its obligations under Section 6.03(d)(i); or
     (d) by the Company, if:
     (i) (A) there exists a breach of any representation or warranty of Parent, Merger Subsidiary or Merger Subsidiary Two contained in this Agreement such that the condition set forth in Section 7.03(a) would not then be satisfied or (B) Parent, Merger Subsidiary or Merger Subsidiary Two shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by it such that the condition set forth in Section 7.03(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and

(y) twenty (20) Business Days after Parent receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its agreements or covenants contained in this Agreement;
     (ii) prior to obtaining the Stockholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (C) the Company has complied in all material respects with Section 6.04 and (D) the Company has paid the Company Termination Fee to Parent in accordance with Section 8.03; or
     (iii) if the Company delivers a timely Walk-Away Notice in accordance with Section 2.02(c)(i) and Parent does not deliver a timely Top-Up Notice in accordance with Section 2.02(c)(i).
The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Parties in accordance with Section 9.01.
     Section 8.02. Effect of Termination. Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, Merger Subsidiary, Merger Subsidiary Two or the Company (or their respective Affiliates or Representatives) hereunder; provided, however, that the provisions of this Section 8.02, Sections 6.05(b) and 8.03, Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that no such termination (or any provision of this Agreement) shall relieve or release any Party from liability for any damages for a knowing, intentional and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.
     Section 8.03. Termination Fee. (a)(i) If this Agreement is terminated pursuant to Section 8.01(d)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $11,300,000 (the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee.
     (ii) If this Agreement is terminated pursuant to Section 8.01(c)(ii)(A) in connection with any Superior Proposal or pursuant to Section 8.01(c)(ii)(B) or (C), the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination).
     (iii) If this Agreement is terminated pursuant to Section 8.01(c)(ii)(A) other than in connection with any Superior Proposal, (A) the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $5,000,000 (the “Adverse Recommendation Change Fee”) as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination) and (B) in the event that within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, an amount equal to (x) the Company Termination Fee minus (y) the Adverse Recommendation Change Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal.
     (iv) If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(i), then, in the event that, (A) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, which bona fide Acquisition Proposal was not retracted or rescinded prior to such termination and (B) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal.
     For purposes of this Section 8.03(a), each reference in the definition of Acquisition Proposal to “twenty percent (20%)” will be deemed to be a reference to “fifty percent (50%).”
     (b) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Subsidiary and Merger Subsidiary Two would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Adverse Recommendation Change Fee when due, and, in order to obtain such payment Parent commences a legal action which results in a judgment against the Company for all or any portion of the Company Termination Fee or the Adverse Recommendation Change Fee, the Company shall pay to Parent its reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) in connection with such action.
ARTICLE 9
Miscellaneous
     Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

     if to Parent, Merger Subsidiary or Merger Subsidiary Two, to:
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention:     Gary Burbach
                     Legal Department
Facsimile No.:(925) 264-4341
E-mail:          gary.burbach@thortec.com
                     david.lehman@thortec.com
     with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention:     Charles K. Ruck
                     Tad J. Freese
Facsimile No.:(714) 755-8290
E-mail:charles.ruck@lw.com
                     tad.freese@lw.com
     if to the Company, to:
HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention:     David McIntyre
Facsimile No.:(305) 818-4123
E-mail:       dmcintyre@heartwareinc.com
     with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien
               Robert M. Katz
Facsimile No.: (212) 848-7179
E-mail:     cobrien@shearman.com
               rkatz@shearman.com
or to such other address, facsimile number or electronic mail as such Party may hereafter specify for such purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 9.02. Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 2 and in Sections 6.10 and 6.11 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, in each case which shall survive the consummation of the Mergers until fully performed.
     Section 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.
     (b) At any time prior to the Effective Time, Parent, Merger Subsidiary and Merger Subsidiary Two, on the one hand, or the Company, on the other hand, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Parties or conditions to the obligations of the waiving Parties contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.
     Section 9.04. Expenses. Except as otherwise expressly set forth in this Agreement, all Expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such Expenses, whether or not the Mergers are consummated.
     Section 9.05. Mutual Drafting; Headings. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.06. Assignment; Binding Effect; Parties in Interests. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent, Merger Subsidiary and Merger Subsidiary Two may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates upon written notice to the Company, and Parent, the Intermediate Surviving Corporation and the Surviving Corporation may assign all or any of their rights or obligations hereunder after the Second Merger Effective Time to any Person so long as any such assignment would not reasonably be expected to cause the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
     (b) Nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Section 6.10 shall inure to the benefit of the Indemnified Person benefiting therefrom who are intended third-party beneficiaries thereof.
     Section 9.07. Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.
     Section 9.08. Jurisdiction. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.01.
     Section 9.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AN THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGERS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.
     Section 9.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.
     Section 9.11. Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other instruments delivered pursuant hereto), the Loan Documents and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.
     Section 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
     Section 9.13. Counterparts; Effectiveness. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts,

each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
*  *  *  *  *
(signature page follows)

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HEARTWARE INTERNATIONAL, INC.
By:	/s/ Douglas Godshall
	Name:	Douglas Godshall
	Title:	President and Chief Executive Officer

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
	Name:	Gerhard F. Burbach
	Title:	President and Chief Executive Officer

THOMAS MERGER SUB I, INC.
By:	/s/ Gerhard F. Burbach
	Name:	Gerhard F. Burbach
	Title:	President and Chief Executive Officer

THOMAS MERGER SUB II, INC.
By:	/s/ Gerhard F. Burbach
	Name:	Gerhard F. Burbach
	Title:	President and Chief Executive Officer